EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Peter E. Simonsen
Janet Belsky
(978) 922-2100

BEVERLY NATIONAL CORPORATION HOLDS ANNUAL MEETING

(Beverly, MA) April 27, 2004 – The Beverly National Corporation held its 203rd Annual Meeting on April 27, 2004.

Don Fournier, President and Chief Executive Officer of Beverly National Corporation and its subsidiary, Beverly National Bank, chaired the meeting at which stockholders voted to fix the number of directors at eleven (11), elected four (4) nominees for three (3) year terms and ratified the appointment of independent auditors. At the meeting, stockholders elected Richard H. Booth, Suzanne S. Gruhl, Clark R. Smith and Michael F. Tripoli to three (3) year terms on the Board. These four (4) individuals, along with the seven (7) directors whose terms did not expire at this meeting constitute the full Board of Directors of the Corporation. Stockholders also ratified the selection of the accounting firm of Shatswell, MacLeod & Company as independent auditors.

President Fournier presented an overview of the Corporation’s financial performance to stockholders, noting that the Corporation reported total assets of $347,174,768, net income of $2,177,011, basic earnings per share of $1.20 and diluted earnings per share of $1.14 for the twelve-month period that ended December 31, 2003. In addition, President Fournier presented highlights of new initiatives, changes within the Board of Governance, a summary of new product offerings, and the status of the new branch planned for Danvers.

President Fournier also summarized the results of the first quarter of 2004, including net income and earnings per share. Net income for the three months ended March 31, 2004 totaled $482,711 as compared to $603,783 for the three-month period ended March 31, 2003. The net income for the three months ended

December 31, 2003 totaled $469,084. The first quarter net income of $482,711 represents an increase of $13,627 over the prior quarter’s results but a decrease of $121,072 from first quarter 2003. The Corporation’s basic and fully diluted earnings per share for the first quarter of 2004 were $.26 and $.25 per share as compared with $.33 and $.32 per share respectively for the first quarter 2003. President Fournier noted that the Corporation has experienced tighter interest margins due to the current economic environment. The balance of total assets at March 31, 2004 was $347,395,890 as compared to $310,790,925 on March 31, 2003. This represents an increase of $36,604,965 or 11.8%.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, Massachusetts, and operates full-service branch offices in Downtown Beverly, at Cummings Center – Beverly, North Beverly, Hamilton, Manchester-By-The-Sea and

Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.

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Beverly National Corporation

Earnings Per Share

Quarter-to-Date	March 31, 2004	March 31, 2003
Net income	$482,711	$603,783

Basic shares outstanding	1,835,953	1,802,618

Earnings per share-Basic	$0.26	$0.33

Diluted shares outstanding	1,920,479	1,891,433

Earnings per share-Diluted	$0.25	$0.32